Vital Farms Reports First Quarter 2026 Financial Results

First Quarter Net Revenue Grows 15.4% Versus Prior-Year Period to $187.2 Million

Announces Plan to Wind Down Butter Business

Adjusts Fiscal Year 2026 Net Revenue Outlook to $775 Million to $800 Million and Adjusted EBITDA Outlook to $0 Million to $10 Million

AUSTIN, TX – May 7, 2026 – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced foods nationwide, today reported financial results for its first quarter ended March 29, 2026.

Financial highlights for the first quarter ended March 29, 2026, compared to the first quarter ended March 30, 2025, include:

•
Net Revenue increased 15.4% to $187.2 million, compared to $162.2 million
•
Gross Margin of 28.3%, compared to 38.5%
•
Net Loss of $1.5 million, compared to Net Income of $16.9 million
•
Net Loss per Diluted Share of $0.03, compared to Net Income per Diluted Share of $0.37
•
Adjusted EBITDA of $5.0 million, compared to $27.5 million1

“Our first quarter performance fell short of expectations, as the anticipated changes in industry pricing and promotional dynamics in the outdoor access egg subcategory had a much greater impact on our velocities than we expected,” said Russell Diez-Canseco, Vital Farms' Executive Chairperson, President and CEO. "We are acting with urgency to restore volume growth by narrowing price gaps versus other outdoor access eggs, which we believe will help reaccelerate our velocities. We are streamlining our cost structure and reducing our CapEx this year to better align our operating model with the current environment. To be clear: this is a reset of the year, not a reset of ambition. While the near-term environment requires greater discipline, we believe the core fundamentals of the Vital Farms business remain intact, as evidenced by the distribution gains we have already secured for this year.

Additionally, following a comprehensive review process, we have made the strategic decision to wind down the butter business. This decision was driven by increased complexity in our international supply chain and more volatile economics. Exiting butter will allow us to focus on our core egg categories, where we have the greatest competitive advantages and see the strongest path to long-term value creation at this time," concluded Diez-Canseco.

1Adjusted EBITDA is a non-GAAP financial measure defined in the section titled “Non-GAAP Financial Measures” below and is reconciled to net income, its closest comparable GAAP measure, at the end of this release.

For the 13 Weeks Ended March 29, 2026

Net revenue increased 15.4% to $187.2 million in the first quarter of 2026, compared to $162.2 million in the first quarter of 2025. Net revenue growth in the first quarter of 2026 was driven by volume-related revenue growth of $34.7 million and partially offset by a price/mix decline of $9.7 million. Volume growth was driven by accelerated demand for existing products, expanded item offerings and store distribution at existing customers. The price/mix decline was driven by an oversupply of egg inventory, which resulted in increased sales to breaker and wholesale channels at lower prices.

Gross profit was $53.0 million, or 28.3% of net revenue, in the first quarter of 2026, compared to $62.5 million, or 38.5% of net revenue, in the first quarter of 2025. Gross profit and margin decreased compared to the prior-year period reflecting higher input and production costs and unfavorable sales mix, which were partially offset by higher net revenue from volume growth and pricing actions taken last year. The unfavorable sales mix was driven by an oversupply of egg inventory, which resulted in increased sales to breaker and wholesale channels at lower prices, reducing gross profit by an estimated $4.9 million.

Loss from operations was $2.3 million in the first quarter of 2026, compared to income from operations of $21.8 million in the first quarter of 2025. The decrease was driven by higher input and production costs, higher SG&A to support the growth of the business as well as an unfavorable sales mix, which were only partially offset by higher net revenue from volume growth and pricing actions taken last year.

Net loss was $1.5 million in the first quarter of 2026, compared to net income of $16.9 million in the prior-year quarter. The decrease was driven by higher input and production costs and unfavorable sales mix, which were partially offset by higher net revenue from volume growth and pricing actions taken last year.

Net loss per diluted share was ($0.03) for the first quarter of 2026, compared to net income per diluted share of $0.37 in the prior-year quarter.

Adjusted EBITDA was $5.0 million, or 2.7% of net revenue, in the first quarter of 2026, compared to $27.5 million, or 16.9% of net revenue, in the first quarter of 2025. The decrease was driven by higher input and production costs, higher SG&A to support the growth of the business as well as an unfavorable sales mix, which were only partially offset by higher net revenue from volume growth and pricing actions taken last year.

Adjusted EBITDA excludes certain non-cash items. Adjusted EBITDA is a non-GAAP financial measure defined in the section titled “Non-GAAP Financial Measures” below and is reconciled to net income, its closest comparable GAAP measure, at the end of this release.

Balance Sheet and Cash Flow Highlights

Cash, cash equivalents and marketable securities were $51.4 million as of March 29, 2026, and we had no outstanding debt. The sequential decrease in cash, cash equivalents and marketable securities of $61.9 million was primarily due to investments in Vital Crossroads (VXR), the company’s planned second egg washing and packing facility in Seymour, Indiana, and development of accelerator farms, as well as repurchases of the company’s common stock. Net cash used in operating activities was $18.6 million for the first quarter of 2026, compared to net cash provided by operating activities of $5.3 million for the prior-year quarter.

Capital expenditures totaled $20.8 million in the 13-week period ended March 29, 2026, compared to $3.1 million in the prior-year quarter. The increase was primarily due to investments in VXR.

Stock repurchased under the company’s previously announced stock repurchase program totaled 1,001,747 shares of common stock at an average price per share of $19.97, for an aggregate cost of $20.0 million, in the first quarter of 2026. As of March 29, 2026, $80.0 million remained authorized for repurchases of additional shares of the company’s common stock.

Strategic Business Update

Vital Farms announced the strategic decision to wind down its butter business by the end of fiscal 2026 to sharpen its focus on its core egg product categories where the company believes it maintains distinct competitive advantages.

This portfolio optimization is expected to be margin accretive upon cessation of operations, while freeing management bandwidth to accelerate distribution in the company’s core egg categories.

Fiscal 2026 Outlook

Thilo Wrede, Vital Farms’ Chief Financial Officer, commented: “Our updated outlook for fiscal year 2026 reflects a prudent response to the current pricing environment in the egg category. We are proactively tightening our cost structure and aligning our capital allocation to prioritize operational discipline and margin protection. This is designed to ensure we navigate near-term headwinds effectively while maintaining a strong balance sheet and positioning us for strong future growth based on our trusted brand.”

For fiscal year 2026, we expect:

•
Net revenue of $775 million to $800 million, which represents at least 5% growth versus fiscal year 2025. This assumes that our investments in price and our distribution gains lead to a return to positive shell egg volume growth by the third quarter of 2026 with acceleration in the fourth quarter. It also assumes that competitive activity does not intensify further.
•
Adjusted EBITDA of $0 to $10 million, reflecting higher than previously anticipated promotional spending and price investments and the negative impact of approximately $32 million from costs to manage the current oversupply of eggs.
•
Capital expenditures in the range of $70 million to $75 million, compared to our previous range of $140 million to $150 million. The lower capital expenditures outlook reflects our decision to slow the pace of capital spending, particularly at VXR and new accelerator farms, to better align the timing of capacity additions with demand realization.

Vital Farms’ guidance assumes that there are no significant disruptions to the supply chain or its customers or consumers, including any issues from adverse macroeconomic factors. Vital Farms cannot provide a reconciliation between its forecasted Adjusted EBITDA and net (loss) income, its most directly comparable GAAP measure, without unreasonable effort due to the unavailability of reliable estimates for income taxes and stock-based compensation, among other items. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

Conference Call and Webcast Details

Vital Farms will host a conference call and webcast at 8:30 a.m. ET today to discuss the results. To participate in the conference call via phone, participants may register for the call hereto receive dial-in details and a unique pin. Alternatively, participants may access the live webcast on the Vital Farms Investor Relations website at https://investors.vitalfarms.com under “Events & Presentations.” The webcast will be archived for 30 days.

In addition, Vital Farms will publish its May 2026 Corporate Presentation as supporting materials to the webcast on the Vital Farms Investor Relations website at https://investors.vitalfarms.com under “Events & Presentations.”

About Vital Farms

Vital Farms (Nasdaq: VITL) is a Certified B Corporation that offers a range of ethically produced foods nationwide. Started on a single farm in Austin, Texas, in 2007, Vital Farms is now a national consumer brand that works with 625 small farms and is the leading U.S. brand of pasture-raised eggs by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware public benefit corporation, Vital Farms prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ products, including shell eggs, hard-boiled eggs, and liquid whole eggs, are sold in more than 23,500 stores nationwide. Vital Farms pasture-raised eggs can also be found on menus at hundreds of foodservice operators across the country. For more information, visit https://vitalfarms.com/.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Vital Farms’ market opportunity, brand strength, anticipated growth, corporate and commercial strategy, expectations regarding tailwinds and headwinds facing Vital Farms’ industry, the impact of Vital Farms’ decision to wind down its butter business on its future operations and financial performance, including with respect to Vital Farms’ financial margins and management’s ability to accelerate distribution in the company’s core categories, the effect of prior or future expansions of Vital Farms’ processing facilities on its future revenue, the impact and expected benefits of anticipated changes in Vital Farms’ cost structure and capital expenditures, and future financial performance, including management’s outlook for fiscal year 2026 and management’s long-term outlook. These forward-looking statements are based on Vital Farms’ current assumptions, expectations, and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause Vital Farms’ actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to: Vital Farms’ expectations regarding its revenue, expenses, and other operating results; Vital Farms’ ability to attract new consumers and customers, to successfully retain existing consumers and customers, to attract and retain its suppliers, distributors, and co-manufacturers, and to maintain its relationships with the farmers in its network and further expand its farm network, and plans for operation of accelerator farms and the impact of its decision to pause development of future accelerator farms; Vital Farms’ ability to sustain or increase its profitability; Vital Farms’ expectations regarding its future growth in the foodservice channel; Vital Farms’ ability to procure sufficient high-quality eggs and other raw materials; Vital Farms’ ability to effectively manage its supply of eggs and the impact of its current and planned supply control initiatives; real or perceived quality or food safety issues with Vital Farms’ products or other issues that adversely affect Vital Farms’ brand and reputation; Vital Farms ability to manage changes in the tastes and preferences of consumers; the financial condition of, and Vital Farms’ relationships with, its farmers, suppliers, co-manufacturers, distributors, retailers, and foodservice customers, as well as the health of the foodservice industry generally; the effects of outbreaks of agricultural diseases, including avian influenza and egg drop syndrome, the perception that outbreaks may occur or regulatory or market responses to such outbreaks generally; the ability of Vital Farms, its farmers, suppliers, and its co-manufacturers to comply with food safety, environmental or other laws or regulations; specifications and timing regarding VXR in Seymour, including the impact of Vital Farms’ decision to slow construction on VXR, Indiana, and the impacts of prior or future expansions of such facilities on Vital Farms’ future revenue and farm network; future investments in its business, anticipated capital expenditures and estimates regarding capital requirements; anticipated changes in Vital Farms’ product offerings, including specifications, timing and financial impacts of the planned discontinuation of its butter products, and Vital Farms’ ability to innovate to offer new products or enter into new product categories; the costs and success of marketing efforts and ability to promote its brand; Vital Farms’ reliance on key personnel and its ability to identify, recruit and retain personnel; Vital Farms’ ability to effectively manage its growth; the potential influence of Vital Farms’ focus on a specific public benefit purpose and producing a positive effect for society; Vital Farms’ stated impact goals, opportunities and initiatives, as well as the standards and expectations of third parties regarding these matters; Vital Farms’ ability to maintain effective internal controls over financial reporting and to remediate and prevent material weaknesses in its internal controls; Vital Farms’ ability to compete effectively with existing competitors and new market entrants; the impact of adverse economic conditions, including as a result of unfavorable global economic and political conditions, elevated interest rates, and inflation; the impact of previous or future shutdowns of the U.S. federal government on Vital Farms and its contracted family farmers’ businesses; Vital Farms’ estimates of future capital expenditures and the sufficiency of Vital Farms’ cash, cash equivalents, marketable securities and availability of credit under its credit facility to meet liquidity needs; seasonality; and the growth rates of the markets in which Vital Farms competes.

These risks and uncertainties are more fully described in Vital Farms’ filings with the Securities and Exchange Commission (SEC), including in the sections entitled “Risk Factors” in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2026, which Vital Farms anticipates filing on May 7, 2026, and other filings and reports that Vital Farms may file from time to time with the SEC. Moreover, Vital Farms operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can Vital Farms assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Vital Farms may make. In light of these risks, uncertainties, and assumptions, Vital Farms cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. Vital Farms disclaims any obligation to update forward-looking statements except as required by law.

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except share amounts)

(Unaudited)

	13-Weeks Ended
	March 29, 2026	March 30, 2025
Net revenue	$187,155	$162,189
Cost of goods sold	134,146	99,676
Gross profit	53,009	62,513
Operating expenses:
Selling, general and administrative	44,364	31,909
Shipping and distribution	10,977	8,835
Total operating expenses	55,341	40,744
(Loss) income from operations	(2,332)	21,769
Other income (expense), net:
Interest expense	(190)	(234)
Interest income	772	1,211
Other expense, net	(109)	(404)
Total other income, net	473	573
Net (loss) income before income taxes	(1,859)	22,342
Income tax (benefit) provision	(337)	5,441
Net (loss) income	$(1,522)	$16,901
Net (loss) income per share:
Basic:	$(0.03)	$0.38
Diluted:	$(0.03)	$0.37
Weighted average common shares outstanding:
Basic:	44,587,704	44,250,685
Diluted:	44,587,704	45,804,924

VITAL FARMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	March 29, 2026	December 28, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,625	$48,831
Investment securities, available-for-sale	14,807	64,520
Accounts receivable, net of allowance for credit losses of $737 and $685 as of March 29, 2026 and December 28, 2025, respectively	51,427	67,849
Inventories	90,216	66,495
Prepaid expenses and other current assets, net of allowance for credit losses of $23 and $34 as of March 29, 2026 and December 28, 2025, respectively	12,423	11,304
Income taxes receivable	1,537	1,410
Assets held for sale	2,141	2,141
Total current assets	209,176	262,550
Property, plant and equipment, net	177,914	160,601
Operating lease right-of-use assets	90,086	80,390
Goodwill and other assets	15,468	15,197
Total assets	$492,644	$518,738
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54,595	$55,141
Accrued liabilities	49,140	54,826
Operating lease liabilities, current	7,703	4,673
Finance lease liabilities, current	5,780	5,670
Income taxes payable	1,202	1,268
Total current liabilities	118,420	121,578
Operating lease liabilities, non-current	37,146	38,050
Finance lease liabilities, non-current	3,607	5,098
Other liabilities	2,563	2,752
Total liabilities	$161,736	$167,478
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized as of March 29, 2026 and December 28, 2025; no shares issued and outstanding as of March 29, 2026 and December 28, 2025	—	—
Common stock, $0.0001 par value per share, 310,000,000 shares authorized as of March 29, 2026 and December 28, 2025; 43,977,558 and 44,797,125 shares issued and outstanding as of March 29, 2026 and December 28, 2025, respectively	4	4
Additional paid-in capital	183,029	201,820
Retained earnings	147,873	149,395
Accumulated other comprehensive income	2	41
Total stockholders’ equity	$330,908	$351,260
Total liabilities and stockholders’ equity	$492,644	$518,738

VITAL FARMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	13-Weeks Ended
	March 29, 2026	March 30, 2025
Cash flows from operating activities:
Net (loss) income	$(1,522)	$16,901
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,959	3,259
Reduction in the carrying amount of right-of-use assets	3,381	1,687
Stock-based compensation expense	2,756	2,853
Increase (decrease) in inventory provision	709	(15)
Amortization of capitalized cloud computing arrangement costs	744	—
Amortization and accretion of available-for-sale securities	(490)	12
Amortization of debt issuance costs	21	22
Uncertain tax positions	(188)	—
Deferred taxes	7	240
Net realized losses on derivative instruments	118	432
Other	761	(196)
Net change in operating assets and liabilities	(28,811)	(19,921)
Net cash (used in) provided by operating activities	$(18,555)	$5,274
Cash flows from investing activities:
Purchases of property, plant and equipment	(20,756)	(3,127)
Proceeds from the sale of available-for-sale securities	28,157	404
Maturities of available-for-sale securities	22,000	4,275
Purchases of derivative instruments	(261)	—
Proceeds from the settlement of derivative instruments	137	—
Proceeds from the sale of property, plant and equipment	—	48
Net cash provided by investing activities	$29,277	$1,600
Cash flows from financing activities:
Proceeds from exercise of stock options	—	2,715
Repurchases of common stock	(20,000)	—
Payment of tax withholding obligation on vested restricted stock unit shares	(1,547)	(2,882)
Principal payments under finance lease obligations	(1,381)	(1,003)
Net cash used in financing activities	$(22,928)	$(1,170)
Net (decrease) increase in cash and cash equivalents	(12,206)	5,704
Cash and cash equivalents at beginning of the period	48,831	150,601
Cash and cash equivalents at end of the period	$36,625	$156,305
Supplemental disclosure of cash flow information:
Cash paid for interest	$169	$212
Cash paid for income taxes, net of amounts refunded	39	3
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property, plant and equipment included in accounts payable and accrued liabilities	$10,657	$522

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. However, management believes that Adjusted EBITDA and Adjusted EBITDA Margin, non-GAAP financial measures, provide investors with additional useful information in evaluating our performance.

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not required by or presented in accordance with GAAP. We believe that Adjusted EBITDA and Adjusted EBITDA Margin, when taken together with our financial results presented in accordance with GAAP, provide meaningful supplemental information regarding our operating performance and facilitate internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA and Adjusted EBITDA Margin are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes. We calculate Adjusted EBITDA as net (loss) income, adjusted to exclude: (1) depreciation and amortization; (2) stock-based compensation expense; (3) (benefit) or provision for income taxes as applicable; (4) interest expense; (5) interest income; and (6) amortization of cloud computing arrangements. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by net revenue.

Adjusted EBITDA and Adjusted EBITDA Margin are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA and Adjusted EBITDA Margin include that (1) they do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) they do not consider the impact of stock-based compensation expense, (4) they do not reflect other non-operating expenses, including interest expense; and (5) they do not reflect tax payments that may represent a reduction in cash available to us. In addition, our use of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA and Adjusted EBITDA Margin in the same manner, limiting the usefulness as comparative measures. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial measures, including our net (loss) income, net (loss) income margin and other results stated in accordance with GAAP.

VITAL FARMS, INC.

ADJUSTED EBITDA RECONCILIATION

(Amounts in thousands)

(Unaudited)

	13-Weeks Ended
	March 29, 2026	March 30, 2025
	(in thousands)
Net (loss) income	$(1,522)	$16,901
Depreciation and amortization[1]	3,959	3,259
Stock-based compensation expense	2,756	2,853
Income tax (benefit) provision	(337)	5,441
Interest expense	190	234
Interest income	(772)	(1,211)
Amortization of cloud computing arrangements	744	—
Adjusted EBITDA	$5,018	$27,477

Net revenue	$187,155	$162,189
Net (loss) income margin[2]	(0.8%)	10.4%
Adjusted EBITDA Margin[3]	2.7%	16.9%

(1) Amount also includes finance lease amortization.

(2) Net income margin is calculated by dividing net income by net revenue.

(3) Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenue.

Media:

Rob Discher

Rob.Discher@vitalfarms.com

Investors:

Brian S. Shipman, CFA

Brian.Shipman@vitalfarms.com